Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-125390, on Form S-8 of our report dated March 24, 2008, relating to the statement of financial condition as of December 31, 2007, and the related statement of income and changes in plan equity for the year ended December 31, 2007 of Post Properties, Inc. 2005 Non-Qualified Employee Stock Purchase Plan (which report expresses an unqualified opinion), appearing in this Annual Report on Form 11-K of Post Properties, Inc. 2005 Non-Qualified Employee Stock Purchase Plan for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 24, 2008

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